EXHIBIT 10.1

SEPARATION FROM EMPLOYMENT

Notice Regarding Last Day of Employment.
It is understood that your employment will be terminated and your last day of employment with the Company will be November 10, 2015 (the “Termination Date”), provided, however, that in consideration for obtaining the benefits available in the Separation Agreement below, you agree that by signing the attached Agreement, you will cooperate in an orderly transition of your responsibilities, including the closing of the books and issuance of required internal and public reports on or before the Termination Date reporting to Patrick Dumont, Company Senior Vice President Corporate Finance & Strategy of the Company and Board of Directors as may be necessary.

Regardless of your execution of the Separation Agreement that follows this page, you are entitled to the following:

(a)            Payment for Accrued and Unpaid Salary. The Company will pay you any accrued but unpaid salary for services rendered to the Termination Date, payable by direct deposit in the ordinary course, in accordance with the Company’s regular payroll policies, less applicable federal, state and local tax withholding, along with any other appropriate payroll deductions.

(b)            Paid Time Off. The Company will pay any unused hours of earned and accrued paid time off as of your Termination Date in accordance with the Company’s Flex Policy, less applicable federal, state and local tax withholding, along with any other appropriate payroll deductions.

(c)            Payment for Continuation of Medical Benefits.  Separate and apart from this Agreement, as of the Termination Date you and your covered dependents, if any, may elect to continue medical benefits pursuant to applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), however, you must notify the Company of any new job so that your eligibility to COBRA coverage can be determined and responsibility for the payment of premiums will be yours.

(d)            Business Expenses.  You will receive reimbursement for reasonable business expenses incurred by you through the Termination Date, but not paid prior to the Termination Date, subject to the Company’s policies on business expense reimbursement including, without limitation, the receipt of supporting documentation by the Company.

Regardless of your decision, you acknowledge that you understand and agree that you are required to return, as of the Termination Date, all property of the Company in your possession, including without limitation, files, memoranda, records, contact lists, customer lists, computers, ipads, wireless devices and any other documents and physical items and items in electronic format.  Additionally, the Company will assist you in transferring personal contacts and calendar information to personal electronic devices.

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Capitalized terms used and not defined in this Notice are used as defined in the attached Agreement.
SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Separation Agreement”), effective as of the Effective Date (as defined below), is entered into by and between Michael Quartieri (“Executive”) and Las Vegas Sands Corp., its subsidiaries, affiliated and related entities (whether domestic or foreign), and their respective employees, officers, and directors (collectively referred to as the “Company”) (each individually a “Party” and together, the “Parties”).

WHEREAS, the Parties desire at this time to enter into this Separation Agreement regarding Executive’s separation from employment with the Company, and desire to ensure the amicable parting and to settle any and all differences or claims that might otherwise arise.

NOW THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties covenant and agree as follows:

1.	Termination of Employment & Transition. Executive shall cease serving as the Senior Vice President and CAO on November 10, 2015, and all agreements related to Executive’s employment shall no longer be in effect, except for Executive’s continuing obligations of confidentiality and non-solicitation as of the Termination Date.

2.	Consideration/Payment in Full.

(a)            Consideration/Severance Benefits.  In return for Executive’s signing and not revoking this Agreement, complying with the requirement to return Company property set forth in the attached Notice Regarding Last Day of Employment, and complying with the promises made by Executive in this Agreement, the Company will provide Executive with the pay and other benefits (the “Severance Benefits”) described below.  The Severance Benefits are separate from and in addition to what Executive is already entitled to receive from the Company.  The Severance Benefits are as follows:

(i)	The Company will pay Executive a pro-rated bonus for 2015 when, if and to the extent such bonuses are paid to like-situated executives qualifying for same in Q1 2016.

(ii)	In the event of Executive’s death prior to the time when all payments under this Section 2 have been made, Executive’s estate shall receive such payments not already paid to Executive in accordance with the provisions of this Section 2.

3.	No Severance Benefits Unless Executive Signs this Separation Agreement and General Release. Executive understands and agrees that he will not receive any of the Severance Benefits specified in Section 2 above unless he signs and does not revoke this

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Separation Agreement and General Release within the time periods specified in Section 22 below and fulfills all of the promises contained herein.

4.	General Release of Claims.

(a)            In consideration for the benefits specified in Section 2 hereof, certain of which Executive hereby acknowledges are not otherwise owed to Executive, Executive  hereby understands and agrees that Executive is knowingly and voluntarily releasing, waiving and forever discharging (and Executive hereby does knowingly and voluntarily release, waive and forever discharge), to the fullest extent permitted by law, on Executive’s own behalf and on behalf of Executive’s agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through Executive (collectively referred to as the “Releasors”):
(i) the Company, its affiliates, subsidiaries, predecessors, successors or assigns, and any of its or their past or present stockholders, members or other equity holders, and any of its or their respective past or present directors, executives, officers, insurers, attorneys, employees, consultants, agents, employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Released Parties”),
(ii)       of and from any and all claims under local, state or federal law or equity, whether known or unknown, asserted and unasserted, that Executive and/or the other Releasors have or may have against Released Parties as of the Effective Date (as defined below), including but not limited to all matters relating to or in any way arising out of any aspect of Executive’s employment with the Company, separation from employment with the Company, or Executive’s treatment by the Company while in the Company’s employ, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including consequential, punitive or exemplary damages), liabilities or the like of whatever nature (including, without limitation, attorneys’ fees and costs) (collectively  “Claims”), including but not limited to all Claims for:
(A)          salary and other compensation or benefits, including, but not limited to, overtime if applicable, incentive compensation and other bonuses, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended or any other applicable local, state or federal law;
(B)          discrimination, harassment or retaliation based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, family status, leave of absence (including but not limited to the Family Medical Leave Act or any other federal, state or local leave laws), handicap (including but not limited to the Rehabilitation Act of 1973), medical condition or disability, or any other characteristic covered by law under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities

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Act, as amended, Sections 1981 through 1988 of the Civil Rights Act of 1866, and any other federal, state, or local law prohibiting discrimination in employment, the Worker Adjustment and Retraining Notification Act, or any other federal, state or local law concerning plant shutdowns, mass layoffs, reductions in force or other business restructuring;
(C)          discrimination, harassment or retaliation based upon age under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990 (the “ADEA”), or under any other federal, state, or local law prohibiting age discrimination;
(D)          matters arising under the Sarbanes-Oxley Act of 2002 and any other federal, state or local whistleblower laws;
(E)          breach of implied or express contract (whether written or oral), breach of promise, misrepresentation, fraud, estoppel, waiver or breach of any covenant of good faith and fair dealing, including without limitation breach of any express or implied covenants of any employment agreement that may be applicable to Executive;
(F)          defamation, negligence, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any employment-related tort recognized under any applicable local, state, or federal law;
(G)          any violation of any Fair Employment Practices Act, Equal Rights Act; Civil Rights Act; Minimum Fair Wages Act; or Payment of Wages Act; or any comparable federal, state or local law;
(H)          costs, fees, or other expenses, including attorneys’ fees; and
(I)          any other claim, charge, complaint, lien, demand, cause of action, obligation, damages, liabilities or the like of any kind whatsoever, including, without limitation, any claim that this Agreement was induced or resulted from any fraud or misrepresentation by Company.
Excluded from the release set forth in this Section 4(a) are: (i) any Claims or rights to enforce this Agreement against the Company; (ii) any Claims that may arise after the Effective Date; and (iii) any Claims that Executive cannot lawfully release.  Notwithstanding anything to the contrary contained herein, also excluded from the release set forth in this Section 4(a) is Executive’s right to file a charge with an administrative agency (including the Equal Employment Opportunity Commission and the National Labor Relations Board) or participate in any agency investigation.  Executive is, however, hereby waiving Executive’s right to recover money or other damages in connection with any such charge or investigation.  Executive is also hereby waiving Executive’s right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission, National Labor Relations Board or any other federal, state or local agency.

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(b)            The Released Parties, for good consideration which they hereby acknowledge receiving, hereby release Executive from any and all claims, demands, causes of action, liability or the like which they had, now have or may claim to have against Executive, as of the Effective Date, whether known or unknown (it being understood and agreed that excluded from the release set forth in this Section 4(b) are (i) any claims or rights to enforce this Agreement against Executive, (ii) any claims that may arise after the Effective Date and (iii) any claims that the Released Parties cannot lawfully release).
5.	Additional Agreements by Executive.
(a)            BY AGREEING TO THE RELEASE CONTAINED IN THIS AGREEMENT EXECUTIVE HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED IN SECTION 4 HEREOF.  Executive agrees that the release set forth herein will bar all claims or demands of every kind, known or unknown, referred in Section 4 hereof and further agrees that no non-governmental person, organization or other entity acting on Executive’s behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Agreement. If Executive initiates, files or pursues a lawsuit, arbitration or other proceeding asserting any Claim waived or released in this Agreement, (i) Executive will pay for all costs, including reasonable attorneys’ fees, incurred by the Released Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board); (ii) Executive gives up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to Executive’s employment with and/or separation from the Company; and (iii) if Executive is awarded money damages, Executive will assign to the Released Parties Executive’s right and interest to all such money damages.  Notwithstanding the foregoing, this paragraph does not limit Executive’s right to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA.  This paragraph also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to Executive by the Company should this Agreement be found to be invalid as to the release of claims under the ADEA.
(b)            Executive agrees that Executive shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Released Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process.
(c)            Executive represents, warrants and agrees that Executive has not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint, suit or legal or other proceeding against any of the Released Parties, and that Executive will not make such a filing at any time hereafter based on any events, actions

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or omissions occurring prior to the Effective Date.  Executive understands and agrees that this Agreement will be pleaded as a full and complete defense to any such claim, charge, complaint, suit or proceeding which is or may be instituted, prosecuted or maintained by Executive, Executive’s agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through Executive.
6.	Affirmations. In signing this Agreement, Executive hereby affirms that:

(a)            Subject to payment of his final salary and COBRA payment through the Termination Date, Executive has have been paid and/or has received all compensation, wages, bonuses, commissions, overtime and/or benefits to which Executive may be entitled (except as set forth in this Agreement), and that no other amounts and/or benefits are due to Executive except as specifically provided in this Agreement.  Executive affirms that Executive has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;
(b)            Executive is not eligible to receive payments or benefits under any other Company and/or other Released Party’s severance pay policy, plan, practice or arrangement;

(c)            Executive has no known workplace injuries or occupational diseases that Executive has not reported to the Company in writing and Executive either has been provided or Executive has not been denied any leave requested under the Family and Medical Leave Act or any applicable Company policy or any local, state or federal law;

(d)            Executive has not complained of and Executive is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company or any other Released Party that Executive has not reported to the Company in writing.  Executive affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by any Released Party, including any allegations of corporate fraud.  Both Parties acknowledge that this Agreement does not limit either Party’s right, where applicable, to file or to participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies;

(e)            On or about the Termination Date, or within a reasonable time thereafter, the Company will provide Executive with timely and adequate notice of Executive’s right to continue group insurance benefits under COBRA (unless such notice was not required to be given because, on the day before termination, Executive did not receive group health insurance benefits through the Company and thus is not a qualified beneficiary within the meaning of COBRA); and

(f)            Executive acknowledges and agrees that if Executive breaches the provisions of this Agreement, the Company will have the right to seek any appropriate legal and/or equitable remedies as a result of Executive’s breach, which may include, but may not be

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limited to, injunctive relief, the return of any payments, reimbursements or benefits Executive has received under any provision of this Agreement, other monetary damages, and the payment of the Company’s attorneys’ fees.

7.	Cooperation.

(a)            Executive agrees that Executive will cooperate with the Company, its subsidiaries and its affiliates with respect to matters or issues which took place or arose during Executive’s tenure with the Company, specifically including without limitation any attorney retained by any of them or any other representative acting on their behalf, in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation.  The Parties acknowledge and agree that such cooperation may include, but shall not be limited to, Executive making himself reasonably available for meetings, interviews, statements, testimony or the signing of affidavits, and providing to the Company any documents or information in Executive’s possession or under Executive’s control relating to any such litigation, regulatory matter or investigation, provided that any such meeting, interviews, statements or testimony do not unduly interfere with Executive’s work schedule or other post-Company duties.  The Company shall reimburse Executive for reasonable and documented expenses, including but not limited to attorneys' fees and out of pocket expenses, in connection with Executive’s performance under this Section 7, subject to the Company’s policies on business expense reimbursement including, without limitation, the receipt of supporting documentation by the Company; provided, however, that Executive shall not be entitled to any payment or reimbursement for a reasonable amount of his own time spent testifying or otherwise cooperating in any matter in which Executive is a defendant or witness in a court or administrative proceeding or a named subject or target of the litigation, regulatory matter or investigation.
(b)            Executive represents and warrants that Executive has and will accurately, completely and truthfully disclose to the Company any and all materials and information requested, including without limitation in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation involving conduct in which Executive was involved or had knowledge in connection with Executive’s employment with the Company.
(c)            Executive agrees that from and after the Termination Date, as reasonably requested by the Company, Executive shall provide assistance and support in connection with the transition of Executive’s duties and responsibilities to others.  Executive also agrees to cooperate with the Company and take all necessary steps to effectuate this Agreement, each of its terms and the intent of the Parties.

(d)            The Company agrees to indemnify and hold Executive harmless for any liability that may accrue to Executive as a result of any work he performed in good faith within the scope of his duties for the Company.  The Company agrees to provide Executive with legal representation, at the Company’s expense and by an attorney of the Company’s choice, in the event Executive is required to testify, whether orally or in writing, on matters relating to his employment at the Company. In the event of a potential or actual

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conflict, the Company shall provide Executive with independent legal counsel of Executive's choosing, which expense shall be paid by the Company, so long as such charges are reasonable under the circumstances.

8.	Confidentiality of This Agreement.

(a)            The Parties agree that it is a material condition of this Agreement that Executive shall keep the terms of this Agreement strictly and completely confidential. Executive shall not voluntarily communicate with the press, media, analysts, investors in the Company or employees of the Company or its subsidiaries or affiliates with respect to the business of the Company and Executive’s employment with (and departure from) the Company, including but not limited to communications with respect to the terms, conditions and circumstances of this Agreement and Executive’s departure from the Company, except as may be required by law.

(b)            Executive agrees not to disclose the terms and conditions of this Agreement or any related negotiations to any third party, except for Executive’s family, or any attorney and/or accountant from whom Executive may seek advice or except as may be required by subpoena, other court document or as required by law.  If Executive should be served with documents which would require disclosure of the terms of this Agreement, Executive shall immediately notify the General Counsel of the Company in writing.  The Company agrees not to disclose the terms and conditions of this Agreement or any related negotiations to any third party, except as may be required by subpoena or other court document or as required by law.  Otherwise, the Company will abide by its policy and practice of neutral referrals.

(c)            Executive is permitted to tell his colleagues and friends, whether they are employed by the Company or not, that he has decided to pursue a different career path or opportunity and has left the Company, provided he does not disclose any of the terms of this Agreement or the negotiations relating thereto or present such decision in a negative light. If Executive decides to seek employment elsewhere, he is allowed to explain that the separation from the Company was amicable, and that the parting was due Executive’s desire to pursue a different career path and/or other opportunities. Executive may seek personal recommendations from employees of the Company with whom he has personal relationships and who are willing to provide such personal recommendations, provided such recommendations are qualified as personal recommendations, so as not to suggest the recommendations are on behalf of the Company.

9.	Confidentiality/Non‑Solicitation.

a.            Confidential Information.  During all periods of employment and in perpetuity thereafter, you agree that you shall hold confidential all the Company’s confidential information learned or acquired by you and to take all action necessary to preserve that confidentiality.  You represent and covenant to the Company, its affiliates and to Sheldon G. Adelson that you shall treat any and all confidential information disclosed to, or learned by you as a fiduciary agent of the Company, its affiliates, or Sheldon G. Adelson,

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recognizing that the Company, its affiliates, or Sheldon G. Adelson only made the confidential information accessible to you by reason of the special trust and confidence which the Company, its affiliates, or Sheldon G. Adelson placed in you.  In perpetuity, you shall not disclose, disseminate, transmit, publish, distribute, make available or otherwise convey any of the Company’s, its affiliates’, or Sheldon G. Adelson’s trade secrets to any person; provided, however, that you may disclose the Company’s, affiliates’, or Sheldon G. Adelson’s trade secrets to directors, officers and employees of the Company that in your actual and reasonable knowledge are entitled and authorized to view such trade secrets and who need to know such trade secrets in order to conduct bona fide activities on behalf of the Company or its affiliates.  You shall not make, or permit or allow to be made, copies of any media containing, in full or in part, confidential information.  The non-disclosure obligations in this paragraph do not apply to any information or data:  (i) generally publicly known, (ii) learned by you from third parties with a legal right to disclose such information to you, or (iii) discovered by you through means entirely independent from and in no way arising from the disclosure to you by the Company provided that the source is not another employee, consultant or agent of the Company or its affiliates subject to an obligation of confidentiality.

b.            Non-solicitation.  You agree that throughout all periods of employment with the Company and for a period commencing on a Termination Date and ending two (2) years after the Termination Date, you will not, directly or indirectly, either as an adviser, consultant, principal, employee, partner, officer or director, on behalf of yourself or on behalf of any other company, business, entity or person solicit or induce or attempt to solicit or induce any person(s) in the employment of the Company or its affiliates or under any consulting or other agreement with the Company or any of its affiliates to (i) terminate such employment or consulting or other agreement, (ii) accept employment or a consulting or other agreement with anyone other than the Company or an affiliate of the Company or (iii) interfere with the business of the Company or its Affiliates in any material manner.

10.	Public Statements/Mutual Non-disparagement.

(a)            Executive shall neither cause to be made or offered, nor make or offer any slanderous, denigrating, disparaging or malicious comments, remarks, statements or opinions regarding Sheldon G. Adelson, the Company, its subsidiaries or affiliates, or any of their respective predecessors or successors, or any individuals or entities that to Executive’s knowledge are current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, in their capacities as such, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided, that nothing herein shall or shall be deemed to prevent or impair Executive from testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested or otherwise complying with any subpoenas or other judicial or governmental requests for information.

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(b)            The Senior Management of the Company, which for the purposes of this Agreement shall consist of the President and Chief Operating Officer, the General Counsel, President, Global Gaming, Executive Vice President, Operations, the Senior Vice President, Human Resources, and any successor Chief Financial Officer (or anyone of similar position) shall neither cause to be made or offered, nor make or offer any slanderous, denigrating, disparaging or malicious comments, remarks, statements or opinions regarding Executive to the public provided that: (i) the Company may comply with any subpoenas or other judicial or governmental requests for information; (ii) this prohibition shall not apply to any employee of the Company acting in an individual capacity outside the course and scope of his or her employment with the Company; and (iii) this prohibition shall not apply to any employee of the Company who offers a personal recommendation at Executive’s request under the provisions of Section 8(c).  For the avoidance of doubt, the Senior Management and records of the Company will reflect that Executive’s separation from employment was the result of Executive’s resignation which is effectively tendered with the execution of this Agreement.

11.	Severability. If any provision of this Agreement is held to be unenforceable, Executive understands and agrees that such unenforceability shall not affect any other provision hereof and that the remainder of the Agreement shall be enforceable.

12.	No Admission. The Parties hereto recognize that, by entering into this Agreement, the Company does not admit, and does specifically deny, any violation of any local, state, federal, or other law, whether regulatory, common or statutory. The Parties further recognize that any payment by the Company under this Agreement is not an admission of liability, but a compromise of any and all issues that have been or may be disputed between the Company and Executive in connection with Executive’s employment by the Company. This Agreement is made for the purpose of terminating any and all potential disputes between the Company and Executive and the amounts payable to Executive hereunder are in addition to anything of value to which he is already entitled.

13.	Rights After Breach. Executive agrees that, in the event Executive materially breaches any provision of this Agreement or otherwise engages in any other act or omission that has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company, in addition to rights otherwise set forth in this Agreement: (a) the Company shall have the right to (i) offset or reduce or discontinue any payments, reimbursements or benefits he otherwise would be entitled to receive under the provisions of this Agreement; and (ii) demand repayment of or reimbursement for, and Executive shall immediately repay or reimburse the Company upon demand, any or all payments, reimbursements or benefits paid or provided to Executive under the provisions of this Agreement; and (b) the Released Parties shall be entitled to file counterclaims against Executive in the event of Executive’s breach of the covenant not to sue and may recover from Executive any repayment or reimbursement not made to the Company, as required by Section 13(a) hereof, as well as any and all other resulting actual or consequential damages, including reasonable attorneys’ fees and costs.

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14.	Notices. Any and all notices required by this Agreement shall be either hand-delivered, by e-mail or mailed, via certified mail, return receipt requested or via nationally recognized commercial courier, addressed to:

TO THE COMPANY:	Ira H. Raphaelson Executive Vice President and General Counsel 3355 Las Vegas Blvd. South Las Vegas, Nevada 89109 Fax: (702) 974-1929 E-mail: Ira.Raphaelson@venetian.com

TO EXECUTIVE:	Michael Quartieri

All notices hand-delivered, e-mailed or delivered via nationally recognized commercial courier shall be deemed delivered as of the date actually delivered to the addressee.  All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked.  All notices faxed shall be deemed delivered on the date faxed if electronic confirmation of delivery is obtained and retained..

15.	Binding Release. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns.

16.	Assignment. Neither the Company nor Executive shall have the right to assign this Agreement or its respective rights or interests hereunder without the prior written consent of the other Party. Any purported assignment or transfer in violation of this Section 16 shall be null and void.
17.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

18.	Amendment or Modification. This Agreement may not be amended or modified except by a writing signed by all Parties hereto.

19.	Governing Law, Enforcement and Arbitration.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.  Executive and the Company agree that, except for any claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Agreement, Executive’s employment with, and/or separation from, the Company; provided, however, that the Company shall be entitled to commence an action in any

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court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Sections 9 and 10 of this Agreement.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  For purposes of entering such judgment or seeking injunctive relief with regard to Sections 9 or 10 of this Agreement, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the state and federal courts located in Clark County, Nevada, or (ii) any other court having jurisdiction; provided, that damages for any alleged violation of Sections 9 or 10 of this Agreement, as well as any claim, counterclaim or cross-claim brought by the Executive or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein.  The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum.  Thus, except for the claims carved out above, this Agreement includes all common-law and statutory claims (whether arising under federal state or local law), including, but not limited to, any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other protected status.
(b)            Any arbitration under this Agreement shall be filed exclusively with the American Arbitration Association in Clark County, Nevada before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration.  The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators.  Subject to the last sentence of this Section 19(b), each Party shall pay its own costs and attorney fees, if any, unless the arbitrators rule otherwise.  Executive understands that he is giving up no substantive rights, and this Agreement simply governs forum.  The prevailing party in any dispute, controversy or claim arising out of or related to this Agreement shall be entitled to recover its reasonable costs and attorney fees.
(c)            BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY AND VOLUNTARILY WAIVE THAT RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THE ARBITRATION PROVISIONS SET FORTH IN THIS SECTION 19.
20.	Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and no representations, oral or written, are being relied upon by either Party in executing this Agreement other than the express representations of this Agreement. This Agreement supersedes any prior understanding, agreement or undertakings between the Parties, subject to the provisions of Section 9 above.

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21.	Drafting. This Agreement shall not be construed either for or against the Company or Executive, by reason of the Party drafting its provisions.

22.	Revocation and Effective Date. Executive may accept this Agreement by delivering to the Company’s General Counsel, at the address set forth in Section 14, a faxed or PDF copy of this Agreement signed and initialed by Executive no later than 5:00 p.m. Pacific Standard Time on the date that is twenty-one (21) days after this Agreement is initially delivered to Executive, unless a later date and time is mutually agreed (the date, if any, on which Executive executes and delivers a copy of this Agreement being the “Execution Date”), as long as Executive delivers or causes to be delivered to the Company’s General Counsel (or such officer’s designee) within a reasonable time thereafter an original of this Agreement executed by Executive on or before the Effective Date. Executive acknowledges that if Executive does not accept this Agreement in the manner described above, it will be withdrawn and of no effect. If Executive accepts this Agreement before the end of the twenty-one (21) days permitted, Executive represents that Executive has done so. Executive may revoke Executive’s acceptance of this Agreement within seven (7) days of the Execution Date by delivery of written notice to the Company’s General Counsel at the address set forth in Section 14 by 5:00 p.m. Pacific Standard Time on the seventh day following the Execution Date of this Agreement. Executive acknowledges and agrees that, if Executive revokes Executive’s acceptance of this Agreement, Executive shall receive none of the benefits provided hereunder and this Agreement shall be null and void, having no further force or effect, and that this Agreement will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial. Executive further acknowledges that if the Company’s General Counsel does not receive from Executive written notice of Executive’s revocation prior to the expiration of seven (7) days of the Execution Date, Executive shall have forever waived Executive’s right to revoke this Agreement, and it shall thereafter have full force and effect as of the eighth (8th) day after the Execution Date (the “Effective Date”).
23.	Acknowledgment.
(a)            By executing this Agreement, Executive acknowledges that (i) Executive has had at least twenty-one (21) days to consider the terms of this Agreement, and has either considered this Agreement and its terms for that period or has knowingly and voluntarily waived Executive’s right to do so; (ii) Executive has been advised by the Company pursuant to this Agreement to consult with an attorney regarding the terms of this Agreement; (iii) Executive has consulted with an attorney or, in the alternative, waives Executive’s right to do so, regarding the terms of this Agreement; (iv) any and all questions regarding the terms of this Agreement have been asked and answered to Executive’s complete satisfaction; (v) Executive has read this Agreement, (vi) the consideration provided for herein is good and valuable; and (vii) Executive is entering into this Agreement voluntarily, of Executive’s own free will, and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever.  Executive further acknowledges and agrees that any revisions to this Agreement made prior to the Effective Date are not material and shall not be deemed to affect the amount of time Executive has to consider this Agreement, and Executive hereby voluntarily waives additional time for review, if any, with respect to any such revisions.

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(b)            Executive hereby acknowledges and confirms that Executive has read all fourteen (14) pages of this Separation Agreement and General Release and hereby freely and voluntarily assents to all the terms and conditions in this Agreement, and signs the same as Executive’s own free act with the full intent of accepting the benefits contemplated hereby in return for releasing the Released Parties (as defined above) from all Claims.
Accepted and Agreed:		Accepted and Agreed:

Las Vegas Sands Corp.		Michael Quartieri

By:	/s/ Ira H. Raphaelson	/s/ Michael Quartieri
Name:	Ira H. Raphaelson	Executive Signature
Title:	Executive Vice President and Global General Counsel

	November 4, 2015	November 4, 2015
	Date of Signature	Date of Signature

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